Exhibit 10.3

ADVISORY BOARD AGREEMENT

THIS ADVISORY BOARD AGREEMENT (this “Agreement”) is effective as of April 30, 2019, (the “Effective Date”) by and between Applied Energetics, Inc., a Delaware corporation having its principal place of business at 2480 W. Ruthrauff Rd., Suite 140Q, Tucson, AZ 85705 (“Company”), and Christopher Donaghey, having a principal address at 207 McLean Pl, Severna Park, MD 21146 (“Advisor”).

WITNESSETH:

WHEREAS, Company desires to retain the services of Advisor to serve on Company’s Board of Advisors (the “Advisory Board”); and

WHEREAS, Advisor desires to serve on Advisory Board, upon the terms and conditions herein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Advisory Board Appointment; Term. Company hereby retains Advisor to serve on its Advisory Board, and Advisor accepts such appointment. The initial term of this Agreement (the “Term”) shall be for a period of one year, commencing on the Effective Date, and shall automatically renew for an additional one-year period unless either party notifies the other of its intent to terminate at least thirty days prior to the first anniversary hereof. Either party may terminate this agreement at any time upon 30 days’ prior written notice to the other party. Notwithstanding the foregoing, Sections 2.b, 4 and 6 of this Agreement shall survive such termination.

2. Position, Services.

a. Services. Advisor shall perform those services (“Services”) as reasonably requested by Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. Advisor shall devote Advisor’s commercially reasonable efforts and attention to the performance of the Services for Company on a timely basis. Advisor shall also make himself available to answer questions, provide advice and provide Services to Company upon reasonable request and notice from Company.

b. Independent Contractor; No Conflict. It is understood and agreed that Advisor is an independent contractor, and not the employee, agent, joint venturer, or partner of Company for any purposes whatsoever. Advisor shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Advisor hereby represents, warrants and covenants that Advisor has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Advisor will conflict with or result in a breach of, or default under, any contract, covenant or instrument under which Advisor is now or hereinafter becomes obligated.

3. Compensation, Benefits, Expenses.

a. Compensation. As full and complete consideration of the Services to be rendered hereunder, Company shall pay Advisor the Compensation described on Exhibit A attached hereto.

b. Reimbursement of Expenses. Company shall promptly reimburse Advisor for any reasonable costs and expenses incurred by Advisor if: (i) for reimbursement exceeding $500, the Advisor received pre-approval from the Company’s CEO or other executive officers and the activities conducted were on the behalf and for the company’s direct benefit; or (ii) if the reimbursement was less than $500 no approval is required granted that the activities conducted were on the behalf and for the company’s direct benefit. The Advisor may be required to furnish to Company adequate records and other documents reasonably acceptable to Company evidencing such expenditure or cost and in line with accounting and/or IRS requirements.

4. Proprietary Information; Work Product; Non-Disclosure.

a. Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, customer or prospective customer information, technology, inventions, whether or not patented, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, algorithms, formulae, franchises, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the “Proprietary Information”). Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known. In such instance, the knowledge that Company uses the information would comprise Proprietary Information. Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

b. General Restrictions on Use. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish or summarize, any Proprietary Information, except (i) during the consulting relationship to the extent authorized and necessary to carry out the Services, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Advisor can show was rightfully in Advisor’s possession at the time of disclosure by Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

c. Ownership of Work Product. All Work Product shall be considered work(s) made by Advisor for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Advisor agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall include, without limitation, any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Advisor’s work or delivered by Advisor in the course of performing that work.

d. Incidents and Further Assurances. Company may obtain and hold in its own name patents, copyrights, registrations, and other protection that may be available. Advisor agrees to provide any assistance required to perfect such protection. Advisor agrees to take sure further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

e. Return of Proprietary Information. Upon termination of this Agreement, Advisor shall upon request by Company promptly deliver to Company at Company’s sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Advisor’s possession or under its control. Notwithstanding the foregoing, Advisor shall retain ownership of all works owned by Advisor prior to commencing work for Company hereunder, subject to Company’s nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

f. Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, Advisor shall also execute Company’s standard “Confidentiality Agreement” or similarly named agreement as such agreement is currently applied to and entered into by Company’s most recent employees.

g. Insider Trading Policy. Advisor has received and understands Company’s Insider Trading Policy (the “Policy”) and acknowledges that it applies to and governs disclosure of, or trading on, any “material non-public information” (as such term is defined in the Policy) to which Advisor may be exposed in the course of his performance of the Services. Advisor agrees to adhere to the Policy and that it will seek any needed guidance as needed from the appropriate individuals, as specified from time to time pursuant to the Policy,

5. Non-Compete. During the Term and for a period of one year thereafter, Advisor shall not use Proprietary Information in a way that could be injurious to Company or otherwise assist, or provide services to, any entity in direct competition with Company.

6. Miscellaneous.

a. Notices. All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address set forth in the preamble to this Agreement above. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner provided above.

b. Entire Agreement. This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c. Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Venue for any and all disputes arising out of this Agreement shall be the County of Wilmington, State of Delaware.

e. Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach of any such provisions by Advisor, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state or federal law.

f. Publicity. Company shall, with prior written approval by Advisor, have the right to use the name, biography and picture of Advisor on Company’s website, marketing and advertising materials.

IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the Effective Date.

APPLIED ENERGETICS, INC.

By:	/s/ Bradford T. Adamczyk
Bradford T. Adamczyk, PEO

ADVISORY BOARD MEMBER:

/s/ Christopher Donaghey
Print Name: Christopher Donaghey

Exhibit A

Services:

As a member of the Advisory Board, Services will include:

●	Monthly participation in an Advisory conference call set to discuss the Company’s strategy and execution and other potential marketing and operational topics.

●	To arrange and facilitate introductions for business development on the behalf of the Company (as appropriate) aligned to the strategic targets and client base of the Company.

●	To be reasonably accessible to the Company to provide guidance on business development and technology strategy issues. This as-needed basis will be mutually agreed upon by both parties and may change from time-to-time based on emerging needs of the Company and the market.

●	Attendance, as appropriate, at meetings and/or events on behalf of the Company to be agreed upon mutually by both parties.

Compensation:

Company shall issue securities to the Advisor consisting of 75,000 shares of Company’s common stock (“Issued Shares”) and a non-qualified stock option to purchase 150,000 shares (“Option Shares”) of Company’s common stock at an exercise price equal to $0.35 per share (which is the current fair market value). The Option Shares and the Issued Shares shall each be subject to vesting as follows: so long as this Agreement remains in effect, the Option Shares and Issued Shares shall vest semi-annually over two years with the first installment six months from the date of this Agreement; provided, however, if either Party terminates this Agreement at any time prior to the last date of the Term, then the Issued Shares and Option Shares shall vest, pro rata, for each month served since the most recent prior semi-annual vesting date.

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